FOURTH AMENDMENT TO THE

LOAN EXTENSION AND RELEASE

AND WAIVER AGREEMENT

This Fourth Amendment to the Loan Extension and Release and Waiver Agreement (this “Amendment”) is entered into by and between Polar Molecular Corporation, a Delaware corporation (the “Company”), and Affiliated Investments L.L.C., a Michigan limited liability company (the “Holder”), to be effective as of June 20, 2003.

RECITALS

A.	The Company and the Holder have entered into a Loan Extension and Release and Waiver Agreement, as amended (the “Original Loan Extension”); and

B.	The Company and the Holder now wish to amend the Original Loan Extension to provide for an extended maturity date on a portion of the amount outstanding.

AGREEMENT

In consideration of the foregoing and the mutual promises contained herein, the Holder and the Company hereby agree as follows:

1.	The Company acknowledges owing interest and other obligations on the $649,000 principal balance as of January 31, 2003 and accruing on and after January 31, 2003. $75,000 of the principal balance, together with all accrued and unpaid interest on the $75,000 principal balance (collectively, the “Amount Due at Closing”), is due at the time of the merger (the “Closing”) between the Company and a wholly-owned subsidiary of Murdock Communications Corporation (“Murdock”). All other amounts owed under the Note are due by December 31, 2003, provided that the Company shall be obligated to prepay before December 31, 2003 any remaining amounts under the Note to the extent of the net proceeds (after commissions or underwriting fees) of any sale of securities made by the Company or Murdock (or its successor) after the Closing.

2.	As additional security for the Amount Due at Closing, the Company shall cause Berthel Fisher & Company Financial Services, Inc. to enter into the agreement attached hereto.

3.	No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Business Loan Note, related loan documents, and the Original Loan Extension shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

The undersigned have executed this Amendment to be effective as of the date set forth herein.

COMPANY:

POLAR MOLECULAR CORPORATION

By:	/s/ MARK L. NELSON
Mark L. Nelson, President and Chief Executive Officer

HOLDER:

AFFILIATED INVESTMENTS, L.L.C.

By:	/s/ KAREN M. DOBLESKE
	Name:	Karen M. Dobleske
	Title:	Vice President